As filed with the Securities and Exchange Commission on September 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S‑1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athira Pharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	45-3368487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Athira Pharma, Inc.

4000 Mason Road, Suite 300

Seattle, WA 98195

(206) 221-8112

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Leen Kawas, Ph.D.

President and Chief Executive Officer

Athira Pharma, Inc.

4000 Mason Road, Suite 300

Seattle, WA 98195

(206) 221-8112

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Nordtvedt Bryan D. King Donna Petkanics Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104 (206) 883-2500	Charles S. Kim Alan D. Hambelton David Peinsipp Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101 (206) 452-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒   File No. 333-248428

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☒

	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Aggregate Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	2,300,000	$17.00	$39,100,000	$5,075.18

(1)

Represents only the additional number of shares of Common Stock being registered, and includes 300,000 additional shares of Common Stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-248428).

(2)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, for the purpose of determining the registration fee. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $195,500,000 on the Registration Statement on Form S-1, as amended (File No. 333-248428), which was declared effective by the Securities and Exchange Commission on September 17, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $39,100,000 are hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF
CERTAIN INFORMATION BY REFERENCE

Athira Pharma, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-248428) (the “Prior Registration Statement”), which the Commission declared effective on September 17, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing by 2,300,000 shares the number of shares of its Common Stock, par value $0.0001 per share, to be registered for sale, 300,000 of which may be sold by the Registrant upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1#	Power of Attorney (included on page II-6 of the Registration Statement on Form S-1 (File No. 333- 248428) filed on August 26, 2020)

#	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 17, 2020.

ATHIRA PHARMA, INC.

By:	/s/ Leen Kawas
Leen Kawas
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leen Kawas Leen Kawas	President, Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2020

/s/ Glenna Mileson Glenna Mileson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2020

* Tadataka Yamada	Chairman of the Board of Directors	September 17, 2020

* Joseph Edelman	Director	September 17, 2020

* John M. Fluke, Jr.	Director	September 17, 2020

* James A. Johnson	Director	September 17, 2020

* By:	/s/ Leen Kawas
Leen Kawas
Attorney-in-Fact